Exhibit 10[a]

Performance Stock Unit Grant Certificate

Name: XXX

Grant Date: XXX

Restriction Lapse Date: The date of the [DATE] Management Development & Compensation Committee meeting, subject to the terms and conditions set forth on the reverse side

Number of PSUs: XXX

Value on Grant Date: XXX

Dividend Equivalents: Accumulated and payable subject to the terms and conditions set forth on the reverse side

1.
PSU Grant. The Management Development and Compensation Committee ("Committee") of the Board of Directors of General Electric Company ("Company") has granted Performance Stock Units with Dividend Equivalents ("PSUs") to the individual named on the front of this Certificate ("Grantee"). Each PSU entitles the Grantee to receive from the Company (i) one share of General Electric Company common stock, par value $0.06 per share ("Common Stock"), and (ii) cash payments based on dividends paid to shareholders of such stock, for each PSU for which the restrictions set forth in paragraph 3 lapse in accordance with their terms, each in accordance with the terms of this Grant, the GE 2007 Long Term Incentive Plan ("Plan"), and any rules and procedures adopted by the Committee.

2.
Dividend Equivalents. Until such time as the following restrictions lapse, or the PSUs are cancelled, whichever occurs first, the Company will establish an amount to be paid to the Grantee ("Dividend Equivalent") equal to the number of PSUs subject to restriction times the per share quarterly dividend payments made to shareholders of the Company's Common Stock. The Company shall accumulate Dividend Equivalents and will pay the Grantee a cash amount equal to the Dividend Equivalents accumulated and unpaid as of the date that restrictions lapse (without interest) reasonably promptly after such date. Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to PSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the PSUs.

3.
Restrictions/Performance Goals. If the Grantee has been continuously employed by the Company to the Restriction Lapse Date, or if earlier, to the date the Grantee's employment with the Company terminates due to death, or retirement on or after the one-year anniversary of the Grant Date, then restrictions on the PSUs specified on the front of this certificate shall lapse on the Restriction Lapse Date as follows:
(i)            Restrictions on one-half (50%) of the PSUs shall lapse if the Company's cumulative Total Cash Generated, adjusted to exclude the effect of unusual events, is equal to or exceeds $XX Billion ("target") for the 3-year period of January 1, XXXX to December 31, XXXX. If the Company's cumulative Total Cash Generated is less than $XX billion, but is equal to or exceeds $XX billion ("threshold"), restrictions on a proportional percentage of the PSUs shall lapse beginning at one-quarter (25%)  for threshold performance; and

(ii)            Restrictions on the other one-half (50%) of the PSUs shall lapse if the Company's Operating Margin, adjusted to exclude the effect of unusual events, is equal to or exceeds XX% ("target") for the 1-year period of January 1, XXXX to December 31, XXXX.  If the Company's Operating Margin is less than XX%, but is equal to or exceeds XX% ("threshold"), restrictions on a proportional percentage of the PSUs shall lapse beginning at one-quarter (25%) for threshold performance.

Further, the total PSUs for which restrictions lapse in accordance with 3(i) and 3(ii) above shall be adjusted upward by XX% if the Company's Average Annual Total Shareowner % Return ("TSR") is equal to or exceeds the XXth percentile of the Average Annual Total Shareowner % Return for the S&P 500 companies ("S&P 500 TSR") for the 3-year period of January 1, XXXX to December 31, XXXX, and shall be adjusted downward by XX% if the Company's TSR is equal to the XXth percentile of the S&P 500 TSR.  There shall be no adjustment if the Company's TSR is equal to the XXth percentile of the S&P 500 TSR, and their shall be a proportional percentage adjustment for Company TSR performance between the XXth and XXth percentile and between the XXth and XXth percentile of the S&P 500 TSR.

Measurement of TSR, Total Cash Generated and Operating Margin shall be determined solely by the Committee in accordance with the customary accounting and financial reporting practices used by the Company for external reporting.  PSUs for which restrictions do not lapse in accordance with this paragraph shall be immediately cancelled.

4.	Other Terms. The Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any PSUs without the consent of the Grantee.

5.	Plan Terms. All terms used in this Grant have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request.

6.
Entire Agreement. This Grant, the Plan, and the rules and procedures adopted by the Committee, contain all of the provisions applicable to the PSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by the Chairman of the Committee and delivered to the Grantee.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.